Exhibit 21.1

EPIQ SYSTEMS, INC.

List of Subsidiaries

Subsidiary	State of Organization	Doing Business As
EPIQ Systems Acquisition, Inc.(1)	New York
Bankruptcy Services LLC(2)	New York	Bankruptcy Services
P-D Holding Corp.(1)	Oregon
Poorman-Douglas Company(3)	Oregon	Poorman Douglas Huntington Legal Services

(1)          100% owned by EPIQ Systems, Inc.

(2)          100% owned by EPIQ Systems Acquisition, Inc.

(3)          100% owned by P-D Holding Corp.